Exhibit 4.21 - Confirmation of and Amendment to Security Agreement Dated September 18, 2001


                                    EXHIBIT D
               CONFIRMATION OF AND AMENDMENT TO SECURITY AGREEMENT


         In connection with the Credit Agreement dated September 18, 2001 (the "Credit Agreement"), among Casting Technology Company (the "Company") and Bank One, Indiana, National Association ("Bank One"), the Company acknowledges that it has previously executed and delivered a Security Agreement dated as of July 28, 1995 (the "Security Agreement") in favor of Bank One, successor by merger to NBD Bank, NA, assignee of NBD Bank, a Michigan banking corporation.

     The Company further acknowledges that the Company's indebtedness to Asahi Bank, Ltd. has been satisfied.

         The Company confirms to Bank One the continuing effect of the Security Agreement as security for the payment and performance of all Secured Obligations (as defined in the Security Agreement), now or hereafter owing by the Company to Bank One, including without limitation the debt arising under the Credit Agreement.

         As a condition to the effectiveness of Bank One's obligations under the Credit Agreement, the Company agrees as follows:

          1. To secure (a) the prompt and complete payment of any promissory notes issued by the Company pursuant to the Credit Agreement (the "Notes"), (b) the performance of the covenants herein contained and any monies expended by Bank One in connection therewith, (c) the payment of all obligations and performance of all covenants of the Company under the Credit Agreement and any other documents, agreements or instruments among the Company and Bank One given in connection therewith, and (d) any and all other indebtedness, obligations and liabilities of any kind of the Company to Bank One now or hereafter existing, direct or indirect (including without limitation any participation interest acquired by any Bank in any such indebtedness, obligations or liabilities of the Company to any other person), absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise, and whether incurred by the Company as principal, surety, endorser, guarantor, accommodation party or otherwise (all of the aforesaid indebtedness, obligations and liabilities of the Company being herein called the "Secured Obligations", and all of the documents, agreements and instruments among the Company and Bank One evidencing or securing the repayment of, or otherwise pertaining to the Secured Obligations being herein collectively called the "Operative Documents"), for value received and pursuant to the Credit Agreement, the Company hereby grants, assigns and transfers to Bank One a first-priority security interest in and to the following described property, whether now owned or hereafter acquired and wherever located (collectively, the "Collateral").

         (a) All machinery and equipment now owned or hereafter acquired (except for machinery and equipment acquired under an operating lease), whether located, and whether used by the Company or any other person, or leased by the Company to any person and whether the interest of Company is as owner, lessee or otherwise;


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         (b)      Accounts, inventory and general intangibles; and

         (c) All products and all proceeds of any and all of the foregoing, and, to the extent not otherwise included, all payments under insurance (whether or not the Agent is the loss payee thereof), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing;

         2. The Security Agreement is amended by deleting the phrase on page 2 which states as follows, "provided, however, that any machinery and equipment purchased solely with proceeds of indebtedness permitted under Section 5.2(a)(v) of the Credit Agreement shall not constitute Collateral so long as such indebtedness is outstanding.'

         3. All references to the terms "Agent" or "the Banks" in the Security Agreement are hereby replaced with "Bank One." The defined term "Credit Agreement" shall be amended to include the Credit Agreement, defined above, and all amendments and modifications thereto.

         4. The Company is and continues to be obligated under the Security Agreement, specifically Paragraphs 1 through 14 thereof.

         IN WITNESS WHEREOF, the undersigned has duly executed this Confirmation and Amendment as of September 18th , 2001.


                            CASTING TECHNOLOGY COMPANY

                            By: AMCAST CASTING TECHNOLOGIES, INC.
                            Its General Partner

                            By:   /s/ Francis J. Drew
                            Its:      Vice President

                            And

                            By: IZUMI, INC.
                            Its General Partner

                            By:   /s/ Francis J. Drew
                            Its:      Vice President